FIRST AMENDEMENT TO THE CONSULTING AGREEMENT

COMES NOW, Gary Rasmussen ("Consultant") on one hand and FoneFriend, Inc. ("Company") on the other and for the First Amendment to the Consulting Agreement ("Amendment") the parties hereto state as follows:

WHEREAS, the Company is traded on the OTC.BB under the symbol FFRD and is registered under the Securities Exchange Act of 1934; and

WHEREAS, the Company has 11,306,361 shares of its Common Stock issued and outstanding on a fully diluted basis; and

WHEREAS, the parties had entered a Consulting Agreement dated November 20th of 2002. The Consulting Agreement is attached and made apart hereof as Exhibit "A"; and

WHEREAS, the Company has failed to make the required payments of ten thousand dollars ($10,000) per month since January 1st of 2003; the Company having only paid the Consultant a total of twenty four thousand dollars ($24,000) to date since January 1, 2003. Thus the Company is approximately eighty six thousand dollars ($86,000) in arrears to the Consultant; and

WHEREAS, the Consultant was offered an initial stock bonus whereby he was allowed to purchase one million five hundred thousand (1,500,000) shares of the Company's Common Stock for par value ($0.001) as partial compensation for entering into the Consulting Agreement; and

WHEREAS,  the  Consultant  has worked for reduced pay since January 1st of 2003;
and

WHEREAS,  the  Company  is  in  breach  of  the  Consulting  Agreement;  and

WHEREAS, the Company desires that the Consultant continue working for the Company; and

WHEREAS, the Consultant and the Company agree to the additional compensation as set forth below in order to remedy the breach and continue inure the benefit of the Consultants services;

NOW, THEREFORE, the parties hereto agree to the Additional Compensation set forth below:


                            ADDITIONAL COMPENSATION

1. Past Due Amount. The eighty six thousand dollars ($86,000), which is due and owing to the Consultant, shall be paid with 10% interest within 12 months of the date of this Amendment.

2. Common Stock. The Consultant shall receive an additional three million (3,000,000) shares of FFRD Common Stock at a price of $.001 per share. One million five hundred thousand (1,500,000) shares shall be registered on a Form S-8 Registration Statement and one million five hundred thousand (1,500,000) shares shall be restricted common stock without registration rights.

3. Anti-Dilution Clause. It is the intention of the parties that the Consultant not be diluted any lower than (25%) of the capital stock of the Company during the term of the Consultant Agreement, which continues until November 20th, 2005.

4. Adjusted Initial Stock Bonus. The Consultant shall be entitled to receive periodic increases of his initial stock bonus of the same class with identical registration rights to the new issuances in the percentage set forth above in paragraph 3. This adjustment shall take place on the first day of each of the Company's fiscal quarters and on the last day of his Consulting Agreement, whereby the Consultant shall be entitled to purchase the additional shares based upon the same terms and conditions as contained in his initial stock bonus described above.

5. Board Approval. This Amendment has been approved by a vote of the independent directors of the Company's Board.

6. Surviving Terms. All terms of the Consulting Agreement excepting those in direct conflict with this Amendment shall remain in full force and effect.

Dated as of the 22nd day of November, 2003 in witness hereof.


/s/ Dennis H. Johnston                         /s/ Gary A. Rasmussen
----------------------                         ---------------------
Dennis H. Johnston                             Gary A. Rasmussen
FoneFriend, Inc.                               Consultant
Director



/s/ Virginia Perfili
--------------------
Virginia Perfili
FoneFriend, Inc.
Director



/s/ Jackelyn Giroux
-------------------
Jackelyn Giroux
FoneFriend, Inc.
Director



                                 ACKNOWLEDGMENT
                                 --------------


STATE  OF               )
                        )  ss.:
COUNTY  OF              )

On the __ day of December 2003, before me, the undersigned, a notary public in and for said State, personally appeared _____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.


/s/ Notary  Public
------------------
Notary  Public